Exhibit 5.1

[Gibson, Dunn & Crutcher LLP Letterhead]

[                    ], 2008

(212) 351-4000	C 63830-00003

(212) 351-4035

National Security Solutions Inc.

300 Delaware Avenue

Wilmington, DE 19801

Re:	National Security Solutions Inc.
Registration Statement on Form S-1 (File No. 333-149737)

Ladies and Gentlemen:

We have examined the Registration Statement on Form S-1, File No. 333-149737, as amended (the “Registration Statement”), of National Security Solutions Inc., a Delaware corporation (the “Company”), filed with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”), in connection with the offering by the Company of up to (i) 23,000,000 units (the “Units”), with each Unit consisting of one share of the Company’s common stock, par value $0.001 per share (the “Common Stock”), and one warrant (each, a “Warrant” and collectively, the “Warrants”), each Warrant entitling the holder thereof to purchase one share of Common Stock, to be sold to the public through Banc of America Securities LLC, as the underwriter (the “Underwriter”), (ii) all shares of Common Stock and all Warrants issued as part of the Units, and (iii) all shares of Common Stock issuable upon exercise of the Warrants included in the Units (the “Warrant Shares”). All capitalized terms not defined herein shall have the meaning ascribed to such term in the Registration Statement.

We have examined the originals, or photostatic or certified copies, of such records of the Company and certificates of officers of the Company and of public officials and such other documents as we have deemed relevant and necessary as the basis for the opinions set forth below. In our examination, we have assumed the genuineness of all signatures, the legal capacity and competency of all natural persons, the authenticity of all documents submitted to us as originals and the conformity to original documents of all documents submitted to us as copies.

Based upon the foregoing examination and in reliance thereon, and subject to the assumptions stated and in reliance on statements of fact contained in the documents that we have examined, we are of the opinion that:

1. The Units, when issued against payment therefor, and the shares of Common Stock included in the Units, when issued and delivered by the Company in accordance with the terms of the Underwriting Agreement, will be validly issued, fully paid and non-assessable.

2. The Warrants, when executed by the Company in accordance with the provisions of the Warrant Agreement and issued and delivered by the Company in accordance with the terms of the Underwriting Agreement, will be legal, valid and binding obligations of the Company, enforceable against the Company in accordance with their terms.

3. The Warrant Shares, when issued and delivered by the Company in accordance with the terms of the Warrants and the Warrant Agreement, will be validly issued, fully paid and non-assessable.

We consent to the filing of this opinion as an exhibit to the Registration Statement, and we further consent to the use of our name under the caption “Legal Matters” in the Registration Statement and the prospectus that forms a part thereof. In giving these consents, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the Rules and Regulations of the Commission.

Very truly yours,

2